Exhibit 99.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Bruce K. Dallas

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2022 tel 650 752 3622 fax bruce.dallas@davispolk.com

CONFIDENTIAL TREATMENT REQUESTED

December 7, 2011

Re:	AVG Technologies N.V. Registration Statement on Form F-1
Application for Waiver of Requirements of Form 20-F, Item 8.A.4

Division of Corporation Finance

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

Our client, AVG Technologies N.V., a limited liability company (naamloze vennootschap) under the laws of the Netherlands (the “Company”), has confidentially submitted to the Securities and Exchange Commission (the “Commission”) its Registration Statement on Form F-1 (as amended, the “Registration Statement”) relating to a proposed initial public offering of the Company’s ordinary shares. The Registration Statement has been reviewed by the Staff and the Company has cleared all outstanding accounting comments.

The Registration Statement at the time of initial filing and at effectiveness will contain audited U.S. GAAP financial statements for the three years ended December 31, 2010, and unaudited U.S. GAAP financial statements for the nine months ended September 30, 2010 and 2011. Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that because this is the Company’s initial public offering (“IPO”), it must have audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Instruction 2 to Item 8.A.4 of Form 20-F provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the Staff’s 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Staff notes:

CONFIDENTIAL TREATMENT REQUESTED

Division of Corporation Finance Office of the Chief Accountant	2	December 7, 2011

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.” (emphasis added)

We hereby respectfully request that the Staff of the Commission waive the requirement of Item 8.A.4 of Form 20-F. In connection with this request, we, as counsel to the Company, represent to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction. We note that if it were subject to public reporting in its own domicile, which would fall under the auspices of the European Union Prospectus Directive, Section 20.5.1(b), Age of latest financial information, of Annex I of the Prospectus Directive states that the Company would only be required to present audited financial information not older than “15 months from the date of the registration document if the issuer includes unaudited interim financial statements in the registration document.”

2.	The Company is not required by any jurisdiction outside the United States to file any consolidated financial statements, audited under any generally accepted auditing standards, other than a corporate statutory requirement under the laws of the Netherlands. These statutory requirements are for the Company to file annual consolidated financial statements prepared under International Financial Reporting Standards as adopted by the European Union, including an audit report prepared in accordance with Dutch Law, at the Dutch Trade Register. The filing of these financial statements can, by Dutch Law, be extended until 13 months after the Company’s financial year end plus an additional eight days, which for the 2011 annual consolidated financial statements would not be until February 8, 2013, more than 13 months later than application of the 12-month rule would require.

3.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2011, will be available until mid-March 2012.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

We further respectfully request your expedited attention to this matter as the Company plans to file the Registration Statement and launch its IPO roadshow on or about January 11, 2012.

CONFIDENTIAL TREATMENT REQUESTED

Division of Corporation Finance Office of the Chief Accountant	3	December 7, 2011

Please do not hesitate to contact me at (650) 752-2022, (650) 752-3622 (fax) or bruce.dallas@davispolk.com if you have any questions regarding the foregoing or if I can provide any additional information.

Very truly yours,

/s/ Bruce K. Dallas

Bruce K. Dallas

cc:	Mr. Kyle Moffatt, Associate Chief Accountant
Mr. Dean Suehiro, Senior Staff Accountant
Mr. Joseph Kempf, Staff Accountant
Ms. Celeste M. Murphy, Legal Branch Chief
Mr. Reid Hooper, Attorney-Adviser
Division of Corporation Finance
Securities and Exchange Commission

Mr. John Little, Chief Financial Officer
Mr. Rob Blasman, Controller
Mr. Christophe Francois, General Counsel
AVG Technologies N.V.